Exhibit 10.1
PACKAGING CORPORATION OF AMERICA
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (this “Agreement”) dated as of June 28, 2010, by and between Packaging Corporation of America, a Delaware corporation (the “Company”), and Paul T. Stecko (the “Executive”).
W I T N E S S E T H
     WHEREAS, the Company desires to employ the Executive as the Executive Chairman of the Company; and
     WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s continued employment with the Company.
     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. POSITION AND DUTIES.
     (a) GENERAL. During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Executive Chairman of the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive that are not inconsistent with the Executive’s position, including, without limitation, the following duties:
          (i) Regularly attending and presiding over meetings of the Board of Directors of the Company (the “Board”);
          (ii) Setting Board meeting schedules and agendas;
          (iii) Actively participating in all appropriate Board functions;
          (iv) Assisting in the transition of duties and responsibilities to a new Chief Executive Officer of the Company;
          (v) Participating with the Company’s new Chief Executive Officer in developing and implementing a long-term strategic business plan of the Company and its divisions and subsidiaries and monitoring that strategy on an ongoing basis;
          (vi) Overseeing shareholder relations and risk management for the Company; and

          (vii) Focusing on such other critical business matters as are necessary to foster the continued growth and success of the Company and its business.
     (b) LOCATION. The Executive’s principal place of employment with the Company shall be at the Company’s corporate headquarters in Lake Forest, Illinois, provided that the Executive understands and agrees that the Executive will be required to travel from time to time for business purposes.
     (c) PERMITTED ACTIVITIES. During the Employment Term, the Executive shall devote Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company. Notwithstanding the foregoing, during the Employment Term, the Executive shall be permitted to (i) with the prior written approval of the Board, serve on the board of other companies, provided that the Executive is expressly permitted to continue to serve on any board of directors on which the Executive serves as of the Effective Date, and (ii) manage the Executive’s passive personal investments so long as such activities in the aggregate do not conflict with the Executive’s duties hereunder or create a business or fiduciary conflict.
     2. EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term of three (3) years commencing on July 1, 2010 (the “Effective Date”). To the extent that the Executive continues to be employed by the Company following the expiration of the three (3)-year period described in the preceding sentence, the Executive shall be employed under the terms of any successor employment agreement or as an “at-will” employee and, except as specifically stated in this Agreement, none of the provisions of this Agreement shall apply to the Executive’s continued employment with the Company. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 7 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”
     3. BASE SALARY. The Company agrees to pay the Executive a base salary at an annual rate of not less than $950,000 (or such other amount as mutually agreed by the parties), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.
     4. ANNUAL BONUS. During the Employment Term, the Executive shall be eligible for an annual cash incentive award (an “Annual Incentive Award”) in respect of each calendar year that ends during the Employment Term, to the extent earned based on performance against performance criteria. The performance criteria for any particular calendar year shall be determined in good faith by the Compensation Committee of the Board in its sole discretion no later than ninety (90) days after the commencement of such calendar year. The Executive’s targeted Annual Incentive Award for a calendar year shall equal $800,000 if target levels of performance for such year are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by the Compensation Committee of the Board for such year in its sole discretion when it evaluates performance for the year against the performance criteria described above). The Executive’s Annual Incentive Award for a calendar year shall be determined by the

Compensation Committee of the Board after the end of the applicable calendar year based on the level of achievement of the applicable performance criteria, and shall be paid to the Executive in the calendar year following the calendar year to which such Annual Incentive Award relates at the same time annual bonuses are paid to other senior executives of the Company, subject to continued employment at the time of payment.
     5. EQUITY AWARDS. Upon the Effective Date, the Executive shall be granted by the Company a restricted stock award under the Company’s Amended and Restated 1999 Long-term Equity Incentive Plan (i) for 125,000 shares of the Company’s common stock, (ii) to become vested on a cliff basis on the date that is three (3) years following the Effective Date, subject to the Executive’s continued employment with the Company through such date (except as otherwise expressly provided in this Agreement), (iii) to be subject to full accelerated vesting upon the occurrence of a “Change in Control” of the Company during the Employment Term or upon the Executive’s termination of employment as a result of death or “Disability” (each, as defined in the Company’s Amended and Restated 1999 Long-Term Equity Incentive Plan), (iv) to be subject to pro rata vesting on a termination by the Company without Cause (as defined in the Company’s Amended and Restated 1999 Long-Term Equity Incentive Plan) in accordance with Section 7(a)(ii) prior to the date of full vesting of the restricted stock, with the number of shares vesting in such case to equal (x) 125,000 multiplied by (y) a fraction, the numerator of which shall equal the number of months (including such portion of any partial month served) actually served by Executive under this Agreement between the Effective Date and the date of termination of this Agreement and the denominator of which shall equal 36, and (iv) with such other terms and conditions as are set forth in a restricted stock award agreement consistent with the Company’s standard form of restricted stock award agreement used for other senior executives of the Company under the Company’s Amended and Restated 1999 Long-Term Equity Incentive Plan (the “Restricted Stock Award”).
     6. EMPLOYEE BENEFITS.
     (a) BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives generally (including, without limitation, continued participation in the Company’s deferred compensation plans on the same basis as in effect immediately prior to the Effective Date), subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
     (b) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policies as in effect from time to time, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder.

     7. TERMINATION OF EMPLOYMENT.
     (a) TERMINATION EVENTS. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur: (i) automatically upon the date of death of the Executive; (ii) upon thirty (30) calendar days’ prior written notice (or pay in lieu of notice) by the Company of the Executive’s termination of employment for any reason; provided that a termination for “Cause” (as defined in the Company’s Amended and Restated 1999 Long-Term Equity Incentive Plan) by the Company may occur immediately without prior written notice; (iii) upon thirty (30) calendar days’ prior written notice by the Executive to the Company of the Executive’s voluntary resignation (which the Company may, in its sole discretion, make effective earlier than any notice date); and (iv) upon the expiration of the Employment Term on the date that is three (3) years following the Effective Date as provided in Section 2 hereof.
     (b) CONSEQUENCES OF TERMINATION. In the event that the Executive’s employment and the Employment Term terminates for any reason, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under the following clauses (i) through (iii) to be paid within thirty (30) calendar days following termination of employment, or such earlier date as may be required by applicable law): (i) any unpaid base salary through the date of termination; (ii) any Annual Incentive Award earned but unpaid with respect to the calendar year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed business expenses incurred through the date of termination; and (iv) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement. In addition, in the event of a termination of the Executive’s employment with the Company as a result of the Executive’s death or “Disability” (as defined in the Company’s Amended and Restated 1999 Long-Term Equity Incentive Plan), the Executive shall be entitled to the accelerated vesting of the Restricted Stock Award as described in Section 5 hereof. In the event of a termination by Company of the Executive’s employment by the Company without Cause as provided in Section 7(a)(ii) hereof, the Executive shall be entitled to pro rata vesting of the Restricted Stock Award as described in Section 5 hereof. Except for the foregoing and as otherwise may be required by applicable law, following the Executive’s termination of employment with the Company for any reason, the Company shall have no further obligations to the Executive whatsoever.
     (c) OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly offer to resign from and any other position as an officer, director or fiduciary of the Company and any of its affiliates
     8. COOPERATION. Upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that while employed by the Company and thereafter (to the extent it does not materially interfere with the Executive’s employment or other business activities after employment by the Company), the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, the affiliates and their respective representatives in defense of all claims that may be made against the Company or the affiliates, and will assist the Company and the affiliates in the prosecution of all claims that may be made by the Company or the affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or the affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating, telephonic, counsel and other expenses incurred by the Executive in complying with this Section 8.
     9. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
     10. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 10 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company shall assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to all or substantially all of its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.
     11. NOTICES. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
To the address shown in the books and records of the Company.
If to the Company:

Packaging Corporation of America
1900 West Field Court
Lake Forest, Illinois 60045
Attention: General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     12. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement (including the Exhibits hereto) and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
     13. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     14. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     15. INDEMNIFICATION. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the organizational documents of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.
     16. LIABILITY INSURANCE. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.
     17. GOVERNING LAW; DISPUTE RESOLUTION. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Illinois (without regard to its choice of law provisions). Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Illinois or the United States District Court for the Northern District of Illinois and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Illinois, the court of the United States of America for the Northern District of Illinois, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Illinois State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 11 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Illinois. Each party shall be responsible for its own legal fees incurred in connection with any dispute hereunder.
     18. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
     19. EXECUTIVE REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder. The Executive understands that the foregoing representations are a material inducement to the Company entering into this Agreement.
     20. TAX MATTERS. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

     21. FURTHER ASSURANCES. The Company and the Executive shall cooperate with each other and do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents, as may reasonably be required to give full effect to this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PACKAGING CORPORATION OF AMERICA
By:	/s/ Richard B. West
Name:	Richard B. West
Title:	Senior Vice President and Chief Financial Officer

EXECUTIVE
/s/ Paul T. Stecko
Paul T. Stecko

Employment Agreement Signature Page